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                       [LOGO OF JACK UTTER V ASSOCIATES]


                                                               December 16, 1996


Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

          Attention: Mrs. Kim Do, Esq.

          Re:  Withdrawal of Form S-8 filed December 9, 1996
               Nerox Energy Corporation
               Commission File No. 333-17491

Dear Ms. Do,

    Please withdraw Form S-8 filed December 9, 1996 by Nerox Energy Corporation pursuant to 17 Code of Federal Regulations section 230.477(a)(b)(c). The December 9, 1996, Form S-8 is withdrawn in its entirety, including all exhibits.

     The purpose of the withdrawal is that the Corporation is seeking financing for some of its projects and does not desire issuing and registering any more of its common stock at this time.


                                                 Yours very truly

                                                 /s/ JACK UTTER
                                                 ---------------------
                                                 Jack Utter, Esq.
                                                 General Counsel
                                                 Nerox Energy Corporation

cc: Nicholas E. Ross
    President, Nerox Energy Corporation